Exhibit 99.1

CONTACT:	First Potomac Realty Trust
Jaime Marcus	7600 Wisconsin Avenue
Manager, Investor Relations	11th Floor
301-986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FOR IMMEDIATE RELEASE

FIRST POTOMAC REALTY TRUST ANNOUNCES CHIEF

FINANCIAL OFFICER TO STEP DOWN IN SEPTEMBER

BETHESDA, MD (June 11, 2012) – First Potomac Realty Trust (NYSE: FPO) today announced that Barry H. Bass, the Company’s Executive Vice President and Chief Financial Officer, has notified the Company of his intention to resign on or before September 10, 2012. Mr. Bass will continue to serve as the Company’s Chief Financial Officer and perform his current responsibilities through the effective date of his resignation, and will assist in the transition of those responsibilities to his successor. Mr. Bass has been with First Potomac since 2002, and was instrumental in the company’s growth from its Initial Public Offering in 2003 to its position today as a leading owner of office and industrial properties in the Greater Washington region. The Company has initiated a national search for a permanent Chief Financial Officer.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. As of March 31, 2012, the Company’s consolidated portfolio totaled approximately 14 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 43% office properties, 36% business parks and 21% industrial properties. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPOPrA) are publicly traded on the New York Stock Exchange.